Exhibit 10.2

Share Acquisition Agreement

June 25, 2020

Party A1: Guotao Deng

Party A2: Juan Wei

Party B: Shanghai Jianchi Supply Chain Co., Ltd

Party C: Shenzhen Huamucheng Trading Co., Ltd. (hereinafter referred to as "target company")

Whereas:

1. Party A owns 100% equity of the target company in total. Party A1 Guotao Deng owns 98% of the equity of the target company, and Party A2 Juan Wei owns 2% of the equity of the target company. As of the date of signing this agreement, both shareholders of Party A have legally owned completed rights of the company in accordance with relevant laws, regulations and the articles of the Association.

2. Party A intends to transfer the target company to Party B by means of equity transfer, and Party B agrees to accept the transfer. In accordance with Contract Law of the People's Republic of China, Company Law of the People's Republic of China and other relevant laws and regulations, both parties have reached the following agreement on the equity transfer of the target company based on the principle of equality and mutual benefit through friendly negotiation.

Article I. Ownership Structure of the Target Company

The target company is a limited liability company, of which the legal representative is Guotao Deng, with the registered capital of RMB 200,000. The existing shareholders of the target company are Guotao Deng and Juan Wei. Party A 1 Guotao Deng owns 98% of the equity of the target company, and Party A2 Juan Wei owns 2% of the equity of the target company.

Article II. Target of Acquisition

The target of Party B's acquisition is 100% equity of the target company.

Article III. Transfer Price

Both parties agree that party A1 Guotao Deng will transfer 98% equity of the target company to Party B with the transfer price of RMB 5,000, and Party A2 Juan Wei will transfer 2% of the target company's equity to Party B with the transfer price of RMB 500. Transfer price refers to the purchase price of the transferred equity and all rights of shareholders' equity, including present and potential rights and interests attached to the transferred equity, all movable and real estate owned by the target company, tangible and intangible assets (including various patent technologies, proprietary technologies, trademark rights, trade secrets, etc.).

Article IV. Equity Transfer

Party A shall complete the following matters:

4.1 Transfer the management right of the target company to Party B

4.2 Actively assist and cooperate with Party B in revising and signing the relevant documents required for the equity transfer in accordance with relevant laws, regulations and the articles of association, and jointly handle the industrial and commercial change registration procedures of the target company

Article V. Party A's Commitment

In view of the following factors have an important impact on the determination of the transfer price, party A must make the following commitment:

5.1 The equity of the target company held by Party A does not have any other rights and defects.

5.2 There is no guarantee in the ownership of assets of the target company.

5.3 The target company has not provided any form of guarantee for any person.

5.4 All legal procedures necessary for the transfer of equity have been performed.

5.5. There is no significant contingent liability.

5.6 Ensure the stability of the production and operation order of the target company before and after the acquisition.

Article VI. Obligations of Party B

6.1 Party B shall pay the price to Party A in time according to Article III.

6.2 Party B shall be responsible for urging the target company to timely go through the approval procedures for the transfer of equity and other rights and the industrial and commercial registration of changes.

6.3 Party B shall timely issue relevant documents signed or issued by Party B to complete the equity transfer.

Article VII. Ownership of other rights

All rights of Party A relating to the target company and the actual or future interests of Party B, including the rights that exist in reality and may be realized in the future (including but not limited to the rights that may be realized in the future in the contract signed with any third party) belong to Party B.

Article VIII. Liability for Breach of Contract

8.1 If Party A violates the promise of Article Ⅴ or has other breach of contract, or due to the reasons existing before the acquisition, and Party B is unable to achieve the purpose of acquisition, Party A shall unconditionally refund the transfer money in full.

8.2 In case of any other breach of contract by Party A which causes losses to the target company or Party B, it shall bear the corresponding compensation liability.

8.3 If Party B fails to pay the transfer payment as agreed, it shall pay Party A liquidated damages according to the loan interest rate of the people's Bank of China for the same period.

Article IX. Applicable Law and Dispute Resolution

9.1 The relevant laws and regulations of the People's Republic of China shall apply to the conclusion, effectiveness, interpretation, performance and dispute settlement of the agreement. If any content of this agreement conflicts with laws and regulations, the provisions of laws and regulations shall prevail.

9.2 Any dispute related to or caused by this agreement shall be settled by both parties through friendly negotiation. If the dispute cannot be settled through negotiation, a lawsuit may be brought to the people's court with jurisdiction in the place where the target company is located.

Article X. Modification and Supplement of the Agreement

The matters not covered in this agreement shall be agreed by the parties through a supplementary agreement. The supplementary agreement has the same legal effect as this agreement.

Article XI. Effectiveness of the Agreement

11.1 This Agreement shall come into force on the date of signing by all parties.

11.2 This agreement is made in quadruplicate, one for each party, and the others are kept in the target company.

Party A1:
Juan Wei
By:	/s/ Juan Wei

Party A2:
Guotao Deng
By:	/s/ Guotao Deng

Party B:
Shanghai Jianchi Supply Chain Co., Ltd
By:	/s/ Zhiping Chen
Name:	Zhiping Chen
Title:	Legal Representative

Party C:
Shenzhen Huamucheng Trading Co., Ltd.
By:	/s/ Yazhou Yang
Name:	Yazhou Yang
Title:	Legal Representative